Exhibit 99.1

Pediatrix Reports 2008 Third Quarter EPS of 81 Cents

Expects 2008 Fourth Quarter EPS of 77 to 81 Cents

Comments on 2009 Outlook

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--November 5, 2008--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported results from operations for the three months and nine months ended September 30, 2008, that reflects growth from acquisitions, and the Company’s office-based practices, offset by continued lower same-unit patient volume and an increase in the percentage of patient services reimbursed by government payors that occurred during the 2008 third quarter. The Company also issued guidance for the 2008 fourth quarter.

“Our success this year in attracting physician groups, both within our core practices as well as our rapidly expanding presence in anesthesia, affirms the long-term viability of a model that offers physicians an environment to focus on patient care and improved patient outcomes,” said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. “While we are currently facing a challenging environment, we remain committed to a growth strategy that we believe will continue to create value for our physicians, for our patients and for our shareholders, over an extended time period.”

For the three months ended September 30, 2008, Pediatrix reported net patient service revenue of $267.2 million, up 15 percent from $233.1 million for the comparable 2007 period.

Revenue growth was driven principally from acquisitions completed during the prior 12 months. For the 2008 third quarter, overall same-unit revenue increased by 1.2 percent as a result of increased reimbursement from third-party commercial payors, as well as higher volume at the Company’s office-based practices. Patient volume at neonatal intensive care units (NICUs) staffed by the Company’s physicians declined by 3.4 percent for the 2008 third quarter, as compared to the prior-year period. In addition, an increase in the percentage of patient services reimbursed by government payors that occurred starting in August 2008 resulted in a 2.2 percent decline of same-unit revenue for the 2008 third quarter.

Income from operations for the 2008 third quarter was $62.2 million, down 2 percent from $63.7 million for the comparable prior-year period on a non-GAAP basis. The 2007 non-GAAP third quarter results exclude general and administrative expenses of $1.9 million that were associated with a stock option review.

Operating margin was 23.3 percent for the 2008 third quarter, down from 27.3 percent, non-GAAP, for the comparable 2007 period. The decline in operating margin is largely attributable to lower NICU patient volume and a higher percentage of services reimbursed under government programs for the 2008 period, when compared with the 2007 third quarter. In addition, the Company’s entry into anesthesia services and its expansion of office-based maternal-fetal and pediatric cardiology practices through acquisition has resulted in lower operating margins, as expected. General and administrative expenses as a percent of revenue were 11.5 percent for the 2008 third quarter, a decline of 25 basis points when compared to non-GAAP results for the 2007 third quarter.

Pediatrix earned income from continuing operations and net income of $37.4 million, or 81 cents per share for the three months ended September 30, 2008, based on a weighted average 46.2 million shares outstanding. This compares with income from continuing operations, which excludes results from the sale of the metabolic screening laboratory in early 2008, of $40.0 million, non-GAAP, or 79 cents per share, for the 2007 third quarter, based on a weighted average 50.3 million shares outstanding. For the 2007 third quarter, Pediatrix had income from discontinued operations, net of income taxes, of $759,000, or two cents per share, resulting in net income of $40.7 million, or 81 cents per share, for that period.

The Company generated cash flow from operations of $83.1 million during the 2008 third quarter. During that period, Pediatrix invested $188.7 million of its cash and amounts available under its revolving credit facility to complete five physician group practice acquisitions. Those acquisitions included anesthesia group practices based in Atlanta, Georgia, and Raleigh, North Carolina; maternal-fetal medicine group practices in Atlanta and Nashville, Tennessee; and a neonatal group practice in Alexandria, Louisiana. Two of those acquisitions – the Raleigh anesthesia group and the Nashville maternal-fetal group – were completed on the last day of the 2008 third quarter, and had no impact on the Company’s results from operations for that period.

At September 30, 2008, Pediatrix had cash and cash equivalents of $12.1 million and accounts receivable were $151.4 million. The Company had $171.0 million outstanding on its revolving credit facility at the end of the 2008 third quarter.

For the nine months ended September 30, 2008, Pediatrix’s net patient service revenue was $770.5 million, up 15 percent from $667.3 million for the comparable 2007 period. Operating income was $176.6 million, and income from continuing operations, which excludes results from the metabolic screening laboratory that was sold in early 2008, was $107.7 million. Earnings per share from continuing operations were $2.26 for the first nine months of 2008 based on a weighted average 47.6 million shares outstanding. This compares with operating income of $156.5 million, and income from continuing operations of $99.5 million, or $1.99 per share from continuing operations based on 50.1 million shares outstanding, for the nine months of 2007.

The Company has used $236.4 million of its cash and amounts available under its revolving credit facility to complete 10 physician group practices during the first nine months of 2008. In addition, Pediatrix completed the acquisition of neonatal physician group practices based in Akron, Ohio, and Hammond, Louisiana, during the 2008 fourth quarter.

Outlook

Pediatrix expects that it will earn between 77 cents and 81 cents per share for the fourth quarter of 2008. This guidance assumes continued contributions from recent acquisitions as well as practice acquisitions that are expected to be completed throughout the remainder of the year; a full-quarter impact of the payor mix shift that occurred starting in August 2008; and same-unit NICU patient volume with no change or a decline of up to 2 percent when compared to the prior-year period.

During 2009, the Company expects that it will invest between $70 and $75 million of its capital to acquire physician group practices in neonatal, maternal fetal and pediatric cardiology subspecialties, and that it will complete two or three anesthesia group practice acquisitions. The Company expects to provide more information about its outlook for 2009 when it reports results for the three months and 12 months ended December 31, 2008, in February 2009.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months ended September 30, 2007, related to operating income, operating margin, net income and earnings per share, which is adjusted for certain items as set forth below. Pediatrix believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix’s ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to net income per common share, which Pediatrix believes are the most comparable GAAP measures:

Non-GAAP Adjustments
(Unaudited)

	Three Months Ended September 30, 2007
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Net patient service revenue	$233,102		$233,102

Operating expenses:
Practice salaries and benefits	131,326		131,326
Practice supplies and operating expenses	8,262		8,262
General and administrative expenses	29,316	(1,900)	27,416
Depreciation and amortization	2,366		2,366

Total operating expenses	171,270		169,370

Income from operations	61,832		63,732
Operating margin	26.5%		27.3%

Investment income	2,121		2,121
Interest expense	(147)		(147)

Income from continuing operations before income taxes	63,806		65,706

Income tax provision	(25,007)	(746)	(25,753)

Income from continuing operations	38,799		39,953

Income from discontinued operations, net of income taxes	759		759

Net income	$39,558	(1,154)	$40,712

Per common and common equivalent share data (diluted):
Net income from continuing operations	$0.77	0.02	$0.79
Net income from discontinued operations	$0.02	-	$0.02
Net income	$0.79	0.02	$0.81

Weighted average shares used in computing net income per common and common equivalent share (diluted)	50,264		50,264

Earnings conference call

Pediatrix Medical Group, Inc. will host an investor conference call at 10 a.m. (EST) today to discuss the quarterly results and near-term outlook. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from noon (EST) today through midnight (EST) November 20, 2008, by dialing 800-475-6701, access code 965839. The replay will also be available at www.pediatrix.com.

About Pediatrix

Pediatrix Medical Group, Inc. is the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services and recently expanded to include anesthesiology services. Pediatrix physicians and advanced practitioners are reshaping the delivery of care within the maternal-fetal, neonatal intensive care and pediatric cardiology subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 250 neonatal intensive care units, and in many markets they collaborate with affiliated maternal-fetal medicine, pediatric cardiology physician subspecialists and pediatric intensivists to provide a clinical care continuum. Combined, Pediatrix and its affiliated professional corporations employ more than 1,200 physicians in 32 states and Puerto Rico. Pediatrix is also the nation’s largest provider of newborn hearing screens. Additional information is available at www.pediatrix.com.

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by Pediatrix’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.

Pediatrix Medical Group, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands, except for per share data)

Net patient service revenue	$267,185	$233,102	$770,462	$667,288

Operating expenses:
Practice salaries and benefits	159,799	131,326	461,855	387,741
Practice supplies and operating expenses	11,145	8,262	31,388	24,616
General and administrative expenses	30,749	29,316	91,521	91,647
Depreciation and amortization	3,296	2,366	9,051	6,764

Total operating expenses	204,989	171,270	593,815	510,768

Income from operations	62,196	61,832	176,647	156,520

Investment income	487	2,121	2,445	5,646
Interest expense	(1,126)	(147)	(1,846)	(490)

Income from continuing operations before taxes	61,557	63,806	177,246	161,676

Income tax provision	(24,161)	(25,007)	(69,549)	(62,181)

Income from continuing operations	37,396	38,799	107,697	99,495

Income from discontinued operations, net of income taxes	-	759	22,519	1,960

Net income	$37,396	$39,558	$130,216	$101,455

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.81	$0.77	$2.26	$1.99

Net income from discontinued operations	$-	$0.02	$0.48	$0.03

Net income	$0.81	$0.79	$2.74	$2.02

Weighted average shares used in computing net income per common and common equivalent share (diluted)	46,178	50,264	47,584	50,102

Balance Sheet Highlights
(Unaudited)

	As of	As of
	Sep. 30, 2008	Dec. 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$12,136	$102,843
Short-term investments	24,712	18,042
Accounts receivable, net	151,410	145,504
Other current assets	63,301	97,737
Other assets, property and equipment	1,183,466	938,676
Total assets	$1,435,025	$1,302,802

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$243,160	$243,120
Total debt	171,625	924
Other liabilities	101,107	99,706
Total liabilities	515,892	343,750
Shareholders' equity	919,133	959,052
Total liabilities and shareholders' equity	$1,435,025	$1,302,802

CONTACT:
Pediatrix Medical Group, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations
954-384-0175, x-5300
bob_kneeley@pediatrix.com